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                                UAM FUNDS, INC.
                             AMENDED AND RESTATED
                              MULTIPLE CLASS PLAN
                          PURSUANT TO SEC RULE 18f-3


          This Multiple Class Plan (the "Plan") has been adopted pursuant to Rule 18f-3 under the Investment Company Act of 1940 (the "Act") by UAM Funds, Inc. (the "Fund") for its portfolios and classes of its portfolios. The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund, and supersedes the Plan previously adopted for the Fund and the order of exemption granted to the Fund by the Securities and Exchange Commission (The Regis Funds, Inc., et al., SEC Rel. IC-20250, April 26, 1994).

          1. At the date of adoption of this Plan, the Fund has authorized the issuance of three classes of shares which are subject to this Plan:
Institutional Class Shares, Institutional Service Class Shares and Advisor Class Shares.

          The Fund may offer an unlimited number of different classes of shares, either in connection with a Distribution Plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), (a "Distribution Plan") and/or in connection with a shareholder services plan ("Shareholder Services Plan"), with more than one Plan, or without any of the Plans.

          2. Institutional Class Shares are no-load and do not impose a service fee or asset-based sales charge.

          3. Institutional Service Class Shares shall be subject to a service fee at an annual rate of up to 0.25 of 1% of the average daily net asset value of Institutional Service Class Shares and/or a distribution fee of up to .50 of 1% of daily net assets per annum.

          4. Advisor Class Shares shall be subject to a service fee at an annual rate of up to 0.25 of 1% of the average daily net asset value of Advisor Class Shares, a distribution fee of up to .50 of 1% of daily net assets per annum and a maximum front-end sales charge of 4.75%.

          5. The Distribution Plan adopted by the Fund pursuant to Rule 12b-1 associated with the Institutional Service Class Shares and the Advisor Class Shares may be used to reimburse the Fund's underwriter or others for expenses incurred in the promotion and distribution of the Institutional Service Class Shares and the Advisor Class Shares.

          The distribution-related services to be provided to the Fund and/or its shareholders under the Distribution Plan may include, but are not limited to, the following:
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               .    advertising the availability of services and products;

               . designing material to send to customers and developing methods of making such materials accessible to customers;

               .    providing information about the product needs of customers;

               . providing facilities to solicit Fund sales and to answer questions from prospective and existing investors about the Fund;

               . receiving and answering correspondence from prospective investors, including requests for sales literature, prospectuses and statements of additional information;

               . displaying and making sales literature and prospectuses available on the servicing organization's premises;

               . acting as liaison between shareholders and the Fund, including obtaining information from the Fund and providing performance and other information about the Fund; and

               . providing additional personal services and/or shareholder account maintenance services.

          The Shareholder Services Plan adopted by the Fund associated with the Institutional Service Class Shares and the Advisor Class Shares may be used to reimburse the Fund's underwriter or others for expenses incurred in providing personal and account maintenance services to holders of Institutional Service Class Shares and Advisor Class Shares.

          The personal and account maintenance services to be provided to shareholders under the Shareholder Services Plan of the Fund may include, but are not limited to, the following:

          . acting as the sole shareholder of record and nominee for all beneficial owners;

          . maintaining account records for each shareholder who beneficially owns Shareholder Services Plan shares;

          . opening and closing accounts; answering questions and handling correspondence from shareholders about their accounts;

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          .    processing shareholder orders to purchase, redeem and exchange
               Shareholder Services Plan shares;

          .    posting interest;

          . handling the transmission of funds representing the purchase price or redemption proceeds;

          . issuing confirmations for transactions in Shareholder Services Plan shares by shareholders;

          . distributing current copies of prospectuses, statements of additional information and shareholder reports;

          . assisting Customers in completing application forms, selecting dividend and other account options and opening custody accounts with the service organizations;

          . providing account maintenance and accounting support for all transactions; and

          . similar personal services and/or shareholder account maintenance services as may be agreed to in the future.

          The Distribution Plan shall operate in accordance with the Conduct Rules of the National Association of Securities Dealers.

          6. Expenses incurred by a class of shares of the Fund shall differ from each other class of shares of the Fund only as to the differences in the respective Distribution Plan and/or Shareholder Service Plan expenses for such class of shares.

          7. There shall be no conversion features associated with the Institutional Class Shares, Institutional Service Class Shares and Advisor Class Shares.

          8. Shares of the Institutional Class Shares, Institutional Service Class Shares and Advisor Class Shares may be exchanged only for shares of the same class in another portfolio of the Fund, according to the terms and conditions stated in each portfolio's prospectus, as it may be amended from time to time, and to the extent permitted by the 1940 Act and the rules and regulations adopted thereunder.

          9. Each class of shares of the Fund shall have: (a) exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution or shareholder servicing arrangements; (b) separate voting rights on any matter submitted to shareholders in

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which the interests of one class differ from the interests of any other class;
and (c) in all other respects the same rights and obligations as each other class.

          10. On an ongoing basis, the Board of Directors, pursuant to their fiduciary responsibilities under the 1940 Act and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the various classes of shares. The Board, including a majority of the independent members of the Board, shall take such action as is reasonably necessary to eliminate any such conflict that may develop.

          11. Before any material amendment to the Plan, a majority of the members of the Board of the Fund, and a majority of the members of the Board who are not interested persons of the Fund, shall find that the Plan as proposed to be adopted or amended, including any expense allocation, is in the best interests of each class individually and the Fund as a whole. Before any material amendment, the Board shall request and evaluate such information as may be reasonably necessary to evaluate the Plan.


Adopted on December 11, 1997

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